Valeritas’ V-Go® Wearable Insulin Delivery Device Demonstrated Improved Clinical Benefits in Patients with Uncontrolled Type 2 Diabetes Previously Treated with Multiple Daily Injections

BRIDGEWATER, New Jersey, August 2, 2018 --- Valeritas Holdings, Inc. (NASDAQ: VLRX), a medical technology company and maker of V-Go® Wearable Insulin Delivery device, a simple, all-in-one, wearable insulin delivery option for patients with diabetes, announced today a poster titled “Use of V-Go® Wearable Insulin Delivery device by Advanced Practitioners Demonstrated Improved Clinical Benefits in Patients with Type 2 Diabetes Uncontrolled on Multiple Daily Injections of Insulin” will be unveiled today at the Metabolic & Endocrine Disease Summit (MEDS) conference in San Diego, California. The analysis showed that insulin-dependent patients with uncontrolled type 2 diabetes clinically benefited after switching to V-Go from multiple daily injections (MDI).

“For many patients with type 2 diabetes, being able to adhere to an insulin regimen consisting of multiple daily injections is a real challenge as it can be burdensome to daily living and complex,”  said Amanda Patricia Wakim, DNP, FNP-BC an endocrinology-focused nurse practitioner in Wheeling, West Virginia. “In my practice, V-Go has been well received by patients as it removes the need for multiple injections, is simple to use, and has enabled many of my patients to lower their glucose, use less insulin, and not gain the weight normally seen with intensified insulin therapy.”

This study demonstrated that patients treated by Advanced Practitioners experienced improved A1c levels while lowering insulin total daily dose (TDD) after switching to V-Go from MDI of insulin. Patients in this study were evaluated after a mean duration of three and seven months. At three months, the mean change in A1c was -1.1% from the mean baseline of 9.1%, and mean insulin TDD decreased to 58 units per day from a mean baseline of 87 units per day. At seven months, the mean change in A1c was also -1.1%, while the mean insulin TDD was 61 units per day. Change in the mean weight was less than 1 kg at both time points.

“Insulin only works if patients actually take it. For many, that includes taking it around each meal and away from their home,” said John Timberlake, President and Chief Executive Officer of Valeritas. “This data from patients using V-Go prescribed by Advanced Practioners is consistent with previously published data showing how patients can lower their blood glucose and do so using less insulin.”

About Valeritas Holdings, Inc.
Valeritas is a commercial-stage medical technology company focused on improving health and simplifying life for people with diabetes by developing and commercializing innovative technologies. Valeritas’ flagship product, V-Go® Wearable Insulin Delivery device, is a simple, affordable, all-in-one basal-bolus insulin delivery option for patients with diabetes that is worn like a patch and can eliminate the need for taking multiple daily shots. V-Go administers a continuous preset basal rate of insulin over 24 hours, and it provides discreet on-demand bolus dosing at mealtimes. It is the only basal-bolus insulin delivery device on the market today specifically designed keeping in mind the needs of type 2 diabetes patients. Headquartered in Bridgewater, New Jersey, Valeritas operates its R&D functions in Marlborough, Massachusetts.

More information is available at www.valeritas.com and our Twitter feed @Valeritas_US, www.twitter.com/Valeritas_US.

Forward-Looking Statements

This press release may contain forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Valeritas technologies, business and product development plans and market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue Valeritas’ business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize the V-Go® Wearable Insulin Delivery device with limited resources, competition in the industry in which Valeritas operates and overall market conditions. Statements or claims made by third parties regarding the efficacy or functionality of V-Go as compared to other products are statements made by such individual and should not be taken as evidence of clinical trial results supporting such statements or claims. Any forward-looking statements are made as of the date of this press release, and Valeritas assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Valeritas files with the SEC available at www.sec.gov.

Investor Contacts:
Lynn Pieper Lewis or Greg Chodaczek
Gilmartin Group
646-924-1769
ir@valeritas.com

Media Contact:
Kevin Knight
Knight Marketing Communications, Ltd.
206-451-4823
pr@valeritas.com